Exhibit 28(e)(i)
Underwriting Agreement for:
FundVantage Trust
Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., FundVantage Trust (the “Trust”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of July 19, 2007, as amended, including Exhibit A, as attached hereto and as amended from time to time (the “Existing Agreement”). Except as described below, The terms and conditions of the Existing Agreement are incorporated herein by reference. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.
Unless sooner terminated as provided herein, this agreement shall continue for an initial term ending July 19, 2011, and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Trust’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by BNY Mellon Distributors Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

FUNDVANTAGE TRUST

By:	/s/ Joel L. Weiss

Name:	Joel L. Weiss

Title:	President

Date:	7/8/10

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Ronald Berge

Name:	Ronald Berge

Title:	Assistant Vice President

Date:	7/12/10

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EXHIBIT A
     THIS EXHIBIT A, dated as of July 1, 2010, is Exhibit A to that certain Underwriting Agreement effective upon closing of the of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to The Bank of New York Mellon Corporation by The PNC Financial Services Group, Inc., between BNY Mellon Distributors Inc. and FundVantage Trust.
FUNDS
Cutwater Municipal Bond Inflation Protection Fund
Cutwater High Yield Fund
Cutwater Multi-Sector Inflation Protection Fund
Cutwater Investment Grade Bond Fund
Lateef Fund
Boston Advisors US Small Cap Equity Fund
Boston Advisors International Equity Fund
Corverus Strategic Equity Fund
WHV International Equity Fund
Pemberwick Fund
Private Capital Management Value Fund
Estabrook Value Fund
Estabrook Investment Grade Fixed Income Fund
Tax-Free Securities Fund
Tax-Free Short Intermediate Securities Fund
Polen Growth Fund
Olympia American Real Estate Fund
DuPont Capital Emerging Markets Fund

FUNDVANTAGE TRUST		BNY MELLON DISTRIBUTORS INC.

By:	/s/ Joel L. Weiss	By:	/s/ Ronald Berge

Name:	Joel L. Weiss	Name:	Ronald Berge

Title:	President	Title:	Assistant Vice President

Date:	7/8/10	Date:	7/12/10

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UNDERWRITING AGREEMENT
     THIS AGREEMENT is made as of July 19, 2007 by and between PFPC DISTRIBUTORS, INC., a Massachusetts corporation (“PFPC Distributors”), and FUNDVANTAGE TRUST, a Delaware statutory trust (the “Trust”).
W I T N E S S E T H:
     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is currently offering units of beneficial interest (such units of all series are hereinafter called the “Shares”), representing interests in investment portfolios of the Trust identified on Exhibit A hereto (each a “Fund” and collectively, the “Funds”), as amended from time to time, which are registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”); and
     WHEREAS, the Trust wishes to retain PFPC Distributors to serve as principal underwriter and distributor for the Trust to provide for the sale and distribution of the Shares of the Funds identified on Exhibit A and for such additional classes or series as the Trust may issue, and PFPC Distributors wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions.
     As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.
(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended.

(d)	“Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust or any Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)	“Intellectual Property Rights” means copyright rights, patent rights, trade secret rights, and any other proprietary or intellectual property rights recognized in any jurisdiction in the world.

(f)	“NASD” means the National Association of Securities Dealers, Inc.

(g)	“Oral Instructions” mean oral instructions received by PFPC Distributors from an Authorized Person or from a person reasonably believed by PFPC Distributors to be an Authorized Person. PFPC Distributors may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(h)	“Registration Statement” means any Registration Statement and any Prospectus and any Statement of Additional Information relating to the Trust or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

(i)	“Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act.

(j)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC Distributors or (ii) trade instructions transmitted (and received by PFPC Distributors) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment.
The Trust hereby appoints PFPC Distributors to serve as the principal underwriter and distributor of its Shares of the Funds in accordance with the terms set forth in this Agreement. PFPC Distributors accepts such appointment and agrees to furnish such services. The Trust understands that PFPC Distributors is now, and may in the future be, the principal underwriter of the shares of several investment companies or series (collectively, the “Investment Entities”), including Investment Entities having investment objectives similar to those of the Funds. The Trust further understands that investors and potential investors in the Funds may invest in shares of such other Investment Entities. The Trust agrees that PFPC Distributors’ duties to such Investment Entities shall not be deemed in conflict with its duties to the Trust or any Fund under this Agreement. PFPC Distributors shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Distributors and the Trust in a written amendment hereto.
3.	Duties and Obligations of PFPC Distributors.
(a)	PFPC Distributors will act as principal underwriter on behalf of the Trust for the distribution of the Shares covered by the Registration Statement under the 1933 Act and provide the underwriting and distribution services outlined below and as follows: (i) preparation and execution of selling and/or or servicing agreements, (ii) preparation of quarterly 12b-1 Reports to the Board, (iii) advertising and sales literature review, recommendations and submission to the NASD.

(b)	PFPC Distributors hereby grants to the Trust a limited, nonexclusive, nontransferable right to access and utilize its Principal Review web portal and software system for the review and submission of advertising and sales literature (“PFPC Software”) and such license shall immediately be terminated with the termination of this Agreement. No right is granted for use of the PFPC Software by any third party affiliated with the Trust unless such third party is approved in advance by PFPC Distributors. PFPC Distributors and its licensors reserve all rights in the PFPC Software and related documentation not expressly granted to the Trust herein. PFPC Distributors and its suppliers will continue to own all of their respective right, title, and interest in and to the PFPC Software, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized in connection with the services provided and their respective Intellectual Property Rights therein. The Trust will own its respective right, title, and interest in and to any and all data, information, records, files, input materials, reports, and forms received, maintained, computed, stored, processed, created, or generated on or by the PFPC Software.

(c)	At the request of the Trust, a Fund, a Fund’s sponsor, advisor or other affiliate, PFPC Distributors agrees to register certain designated employees of the Fund’s sponsor, advisor or other affiliate as its Registered Representatives (“Trust RRs”) and maintain their licensed status in accordance with NASD rules and regulations and, in connection therewith, to provide the following services:

(i)	Form U-4 and fingerprint submission to the NASD and process the renewals and terminations of Trust RRs.

(ii)	Provide ongoing compliance updates for Trust RRs regarding, among other things, written correspondence and other communications with the public;

(iii)	Preparation of materials and training for compliance with NASD continuing education requirements;

(iv)	Supervision of the performance of Trust RRs with respect to compliance with NASD’s Rules of Conduct (or other applicable self regulatory organization) and the policies and procedures of PFPC Distributors.

PFPC Distributors reserves the right, in its sole discretion, to refuse to register, or maintain the registration of, any individual as its Registered Representative. PFPC Distributors will not license a person as a Trust RR unless and until PFPC Distributors has electronic access to the individual’s electronic correspondence, via its email retention and archival system.

(d)	PFPC Distributors agrees to use efforts deemed appropriate by PFPC Distributors to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation. To the extent that PFPC Distributors receives fees under any plan adopted by the Trust or any Fund pursuant to Rule 12b-1 under the 1940 Act, PFPC Distributors agrees to furnish and/or enter into arrangements with others for the furnishing of marketing or sales services with respect to the Shares as may be required pursuant to such plan. To the extent that PFPC Distributors receives shareholder services fees under any shareholder services plan adopted by the Trust or any Fund, PFPC Distributors agrees to furnish and/or enter into arrangements with others for the furnishing of, personal and/or account maintenance services with respect to the relevant shareholders of the Fund as may be required pursuant to such plan. It is contemplated that PFPC Distributors will enter into sales or servicing agreements with securities dealers, financial institutions, other financial intermediaries and other investment professionals, such as investment advisers, accountants and estate planning firms. PFPC Distributors will require each dealer with whom PFPC Distributors has a selling and/or servicing agreement to conform to the applicable provisions of the Prospectus, with respect to the public offering price of the Shares, and PFPC Distributors shall not cause the Trust to withhold the placing of purchase orders so as to make a profit thereby.

(e)	PFPC Distributors shall not utilize any materials in connection with the sale or offering of Shares except the Fund’s Prospectus and Statement of Additional Information and such other materials as the Trust or Fund shall provide or approve. The Trust agrees to furnish PFPC Distributors with sufficient copies of any and all: agreements, plans, communications with the public, or other materials which the Trust intends to use in connection any sales of Shares, in adequate time for PFPC Distributors to file and clear such materials with the proper authorities before they are put in use. PFPC Distributors and the Trust may agree that any such material does not need to be filed subsequent to distribution. In addition, the Trust agrees not to use any such materials until so filed and cleared for use, if required, by appropriate authorities as well as by PFPC Distributors.

(f)	PFPC Distributors will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent for the Trust. PFPC Distributors will have no liability for payment for the purchase of Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares.

(g)	No Shares shall be offered by either PFPC Distributors or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current Prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem Shares tendered for redemption by any shareholder in accordance with the provisions of the Trust’s Registration Statement, Articles of Incorporation, or bylaws.

(h)	PFPC Distributors undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Distributors hereunder. Except as specifically set forth herein, PFPC Distributors assumes no responsibility for such compliance by the Trust or any Fund or any other entity.
4.	Duties and Obligations of the Trust.
(a)	The Trust represents and warrants to PFPC Distributors that the Trust is an investment company registered under the 1940 Act and the Shares sold by each Fund are, and will be, registered under the 1933 Act.

(b)	The Trust represents to PFPC Distributors that all Registration Statements and Prospectuses filed by the Trust or any Fund with the SEC under the 1933 Act with respect to the Shares have been prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder. Except as to information included in the Registration Statement in reliance upon information provided to the Trust or any Fund by PFPC Distributors or any affiliate of PFPC Distributors expressly for use in the Registration Statement, the Trust represents and warrants to PFPC Distributors that any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC; that all statements of fact contained in any such Registration Statement will be true and correct when such Registration Statement becomes effective; and that no Registration Statement when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. PFPC Distributors may but shall not be obligated to propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the PFPC Distributors’ counsel, be necessary or advisable. PFPC Distributors shall promptly notify the Trust of any advice given to it by its counsel regarding the necessity or advisability of amending or supplementing such Registration Statement. If the Trust shall not propose such amendment or amendments and/or supplement or supplements within fifteen days after receipt by the Trust of a written request from PFPC Distributors to do so, PFPC Distributors may, at its option, terminate this Agreement. The Trust shall not file any amendment to any Registration Statement or supplement to any Prospectus without giving PFPC Distributors reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statements and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional. The Trust authorizes PFPC Distributors to use any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with the sale of the Shares.

(c)	The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. PFPC Distributors shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(d)	Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Trust or any Fund may decline to accept any orders for, or make any sales of, the Shares until such time as the Trust or Fund deem it advisable to accept such orders and to make such sales, and the Trust or Fund advises PFPC Distributors promptly of such determination.

(e)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as PFPC Distributors may designate. The Trust shall notify PFPC Distributors in writing of the states in which the Shares may be sold and shall notify PFPC Distributors in writing of any changes to the information contained in the previous notification.

(f)	In connection with Trust RRs, the Trust agrees to provide, or direct the Fund’s sponsor, advisor or other affiliate to provide, the following services:

(i)	Identify persons that will become Trust RRs and assist PFPC Distributors in ascertaining that such persons meet all requirements established for being registered with the SEC, NASD and relevant state securities commissions;

(ii)	Provide Supervisory Principals, who are responsible for the day—to—day supervision of the activities of the Trust RRs and to ensure compliance with the Securities Laws, including, but not limited to, the NASD’s Rules of Conduct, and the policies and procedures of PFPC Distributors;

(iii)	Report complaints, arbitrations or litigation involving Trust RRs to PFPC Distributors and consult with PFPC Distributors concerning the manner in which such complaints, arbitrations or litigation will be addressed;

(iv)	Provide PFPC Distributors with copies of, or access to, any documents that PFPC Distributors may reasonably request in connection with the services it provides in connection with the Trust RRs and notify PFPC Distributors as soon as possible of any matter materially affecting PFPC

Distributors’ performance of services in connection with the Trust RRs; and

(v)	Ensure that Trust RRs are set up on PFPC Distributors email retention and archival system in order for PFPC Distributors to capture and retain all incoming, outgoing and internal electronic communications by the Trust RRs.

(g)	The Trust represents and warrants that it will not issue Shares of Funds that are not in compliance with the applicable conditions and qualifications set forth in Rule 2830 of the Conduct Rules of the NASD, as amended from time to time, which enable a member of the NASD to offer or sell shares of the Funds.

(h)	The Trust represents and warrants that it will comply with all prohibitions on transactions with affiliates of PFPC Distributors as outlined in Sections 12 and 17 of the 1940 Act.
5.	Compensation.
(a)	As compensation for services rendered by PFPC Distributors during the term of this Agreement, including the services relating to any Trust RRs, the Trust will pay, or cause the Fund or the Fund’s sponsor or advisor to pay, to PFPC Distributors a fee or fees as may be agreed to from time to time in writing (the “Fee Letter”). The Trust acknowledges that PFPC Distributors may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

(b)	The undersigned hereby represents and warrants to PFPC Distributors that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC Distributors or sponsor to the Trust or any Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Distributors to such adviser or sponsor or any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust, if required by law, and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
6.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC Distributors shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC Distributors shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC Distributors to be an Authorized Person) pursuant to this Agreement. PFPC Distributors may assume that any Oral Instruction or Written

Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or any of the Fund’s shareholders, unless and until PFPC Distributors receives Written Instructions to the contrary.

(c)	The Trust agrees to forward to PFPC Distributors Written Instructions confirming Oral Instructions so that PFPC Distributors receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Distributors or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Distributors’ ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC Distributors shall incur no liability to the Trust or any Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC Distributors’ actions comply with the other provisions of this Agreement.
7.	Right to Receive Advice.
(a)	Advice of the Trust. If PFPC Distributors is in doubt as to any action it should or should not take, PFPC Distributors may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

(b)	Advice of Counsel. If PFPC Distributors shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Distributors may request advice from counsel of its own choosing (who may be counsel for the Trust, the investment adviser for any Fund or PFPC Distributors, at the option of PFPC Distributors).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Distributors receives from the Trust, and the advice it receives from counsel, PFPC Distributors may rely upon and follow the advice of counsel.

(d)	Protection of PFPC Distributors. PFPC Distributors shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Trust or any Fund or from counsel and which PFPC Distributors believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Distributors (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Distributors’ properly taking or not taking such action.

8.	Records; Visits.
The books and records pertaining to the Trust or any Fund, which are in the possession or under the control of PFPC Distributors, shall be the property of the Trust and Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during PFPC Distributors’ normal business hours. Upon the reasonable request of the Trust or any Fund, copies of any such books and records shall be provided by PFPC Distributors to the Trust or to an Authorized Person, at the Trust’s expense.
9.	Confidentiality.
(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information includes, but is not limited to:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC Distributors, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC Distributors a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b)	Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided that PFPC Distributors will provide the Trust written notice of the same, to the extent such notice is permitted);

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)	is Fund information provided by PFPC Distributors in connection with an independent third party compliance or other review;

(viii)	is necessary for PFPC Distributors to release such information in connection with the provision of services under this Agreement; or

(viii)	has been or is independently developed or obtained by the receiving party.

(c)	Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

(d)	The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.
10.	Standard of Care/Limitations of Liability.
(a)	PFPC Distributors shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by PFPC Distributors and the Trust in a written amendment hereto. PFPC Distributors shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.

(b)	Subject to the terms of this Section 10, PFPC Distributors shall be liable to the Trust (or any person or entity claiming through the Trust) for damages only to the extent caused by PFPC Distributor’s own willful misfeasance, bad faith or negligence of PFPC Distributors in the performance of its obligations or duties under this Agreement, PFPC Distributor’s reckless disregard of its obligations or duties under this Agreement, or from PFPC Distributors’ failure to comply with the laws, rules and regulations applicable to it in connection with its activities hereunder (“Standard of Care”).

(c)	PFPC Distributors’ liability to the Trust and any person or entity claiming through the Trust for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by PFPC Distributors for services provided hereunder during the eighteen months immediately prior to the date of such Loss.

(d)	Notwithstanding anything to the contrary in this Agreement, PFPC Distributors shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(e)	PFPC Distributors shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Distributors reasonably believes to be genuine. PFPC Distributors shall not be liable for any damages that are caused by actions or omissions taken by PFPC Distributors in accordance with Written Instructions or advice of counsel.

(f)	Neither PFPC Distributors nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC Distributors or its affiliates.

(g)	Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Trust on behalf of a Fund against PFPC Distributors or any of its affiliates within 24 months after the Trust became aware of the claim or the Board of Trustees of the Trust is informed of specific facts that should have alerted it that a basis for such a claim might exist.

(h)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(i)	This Section 10 shall survive termination of this Agreement.

11.	Indemnification.
(a)	Absent PFPC Distributor’s failure to meet its Standard of Care (defined in Section 10 above), the Trust agrees to indemnify, defend and hold harmless PFPC Distributors and its affiliates from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (i) any action taken or omitted to be taken by PFPC Distributors in connection with the provision of services to the Trust and (2) any action taken by Trust RRs acting as a representative of PFPC Distributors.

(b)	Absent PFPC Distributor’s failure to meet its Standard of Care (defined in Section 10 above), the Trust agrees to indemnify, defend and hold harmless PFPC Distributors, its officers, directors, and employees, and any person who controls PFPC Distributors within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including reasonable attorneys’ fees) which PFPC Distributors, its officers, directors, employees or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement, Prospectus, Statement of Additional Information, or sales literature (including amendments and supplements thereto), or (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading; provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to the Trust or any Fund by PFPC Distributors or its affiliated persons for use in the Fund’s Registration Statement, Prospectus, or Statement of Additional Information or sales literature (including amendments or supplements thereto), such indemnification is not applicable;

(c)	The Trust acknowledges and agrees that in the event that PFPC Distributors, at the request of the Trust or any Fund, is required to give indemnification comparable to that set forth in this paragraph to any broker-dealer or other financial intermediary selling Shares of the Funds or servicing the shareholders of the Funds and such broker-dealer or financial intermediary shall make a claim for indemnification against PFPC Distributors, PFPC Distributors shall make a similar claim for indemnification against the Trust.

(d)	PFPC Distributors agrees to indemnify and hold harmless the Trust and each Fund, its several officers and Trustees and each person, if any, who controls a Fund within the meaning of Section 15 of the 1933 Act, against any and all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including reasonable attorneys’ fees), which the Trust, its officers, Board Members or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise; provided, however, PFPC Distributors is obligated to indemnify only to the extent that such liability or expense arose out of and is based upon (i) the acquisition of any Shares by any person; (ii) which may be based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or Statement of Additional Information (including amendments and supplements thereto), or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) such untrue statement or omission was made in reliance upon information furnished or confirmed in writing to the Trust or Fund by PFPC Distributors or its affiliated persons (as defined in the 1940 Act). The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or any such person shall be entitled to as a matter of law.

(e)	In any case in which one party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party hereto (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim. In the event that the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Trust agrees promptly to notify PFPC Distributors of the commencement of any litigation or proceedings against the Trust or any Fund or any of its officers or trustees in connection with the issue and sale of any Shares. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

(f)	This Section 11 shall survive termination of this Agreement.
12.	Duration and Termination.
This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, or by PFPC Distributors. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder). In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all trailing expenses incurred by PFPC Distributors, will be borne by the Trust.
13.	Notices.
All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) and delivered in person, by telecopy, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the persons listed below at the following addresses:

To PFPC Distributors:

760 Moore Road King of Prussia, PA 19406 Attention: Bruno Distefano

With a copy to:

Jodi Jamison Chief Legal Officer PFPC Distributors, Inc. 301 Bellevue Parkway Wilmington, DE 19809

To the Trust:

FundVantage Trust 301 Bellevue Parkway Attention: Joel Weiss, President

with a copy to:

Joseph V. DelRoso, Esq. Pepper Hamilton, LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103
If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
14.	Amendments.
This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
15.	Non-Solicitation.
During the term of this Agreement and for one year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Distributors’ employees, and the Trust shall cause the sponsor, advisor or other affiliates of the Trust or any Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Distributors’ employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC Distributors employee by the Trust or any sponsor, advisor or other affiliate of the Trust or any Fund if the PFPC Distributors employee was identified by such entity solely as a result of the PFPC Distributors employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
16.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.	Further Actions.
Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Distributors hereunder without the prior written approval of PFPC Distributors, which approval shall not be unreasonably withheld or delayed.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. The Trust will provide such information and documentation as PFPC Distributor may reasonably request in connection with services provided by PFPC Distributor to the Trust or any Fund.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Distributors hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Distributors disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Distributors will request (or already has requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC Distributor may also ask (and may have already asked) for additional identifying information, and PFPC Distributor may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC DISTRIBUTORS, INC.

By:	/s/ Bruno DiStefano

Bruno DiStefano
Title:	Vice President/Director

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss

Joel Weiss
Title:	President

EXHIBIT A
     THIS EXHIBIT A, dated as of July 19, 2007, is Exhibit A to that certain Underwriting Agreement dated as of July 19, 2007, between PFPC Distributors, Inc. and FundVantage Trust.
PORTFOLIOS
MBIA Municipal Bond Inflation Protection Fund
MBIA High Yield Fund
MBIA Multi-Sector Inflation Protection Fund
MBIA Core Plus Fixed Income Fund